Exhibit 10.2
JOHNSON & JOHNSON
2012 LONG-TERM INCENTIVE PLAN
GLOBAL RESTRICTED SHARE UNIT AWARD AGREEMENT
Granted To:

WWID #	Total Units:
Grant Date:	Vesting Date:

Grant No.	Grant Type	No. of Units
Restricted Share Units
In addition to such other conditions as may be established by the Committee, in consideration of the granting of an award under the terms of the Johnson & Johnson 2012 Long-Term Incentive Plan, as amended from time to time (the “Plan”), you agree as follows:
1.Grant of Restricted Share Units.
(a)    Award. Subject to the terms and conditions of this Restricted Share Unit Award Agreement, including any country-specific terms in Appendix A hereto and any other exhibits or addendums to these documents (collectively, this “Agreement”) and the Plan, Johnson & Johnson, a New Jersey corporation (the “Corporation”), hereby grants you the above-stated number of Restricted Share Units (“RSUs”), which will become vested in accordance with Section 2 hereof. Upon vesting of each RSU, you will receive one share of Common Stock of the Corporation, par value $1.00 per share (“Common Stock”), or cash in lieu thereof, in either case subject to and in accordance with the terms of Section 4 hereof. Except where the context clearly indicates otherwise, each capitalized term used herein shall have the definition assigned to it by this Agreement or, to the extent that this Agreement does not define a capitalized term used herein, by the Plan. The RSUs granted herein are subject to all of the terms and conditions relating to RSUs contained in the Plan, and the terms of the Plan are hereby incorporated herein by reference. A copy of the Plan is available in and from the Office of the Secretary of the Corporation, One Johnson & Johnson Plaza, New Brunswick, NJ 08933 (732-524-0400).
(b)    Conditions. This grant of RSUs is conditioned on your (i) electronically accepting this grant on the website of the Plan recordkeeper (or in such other manner as the Corporation may establish or permit from time to time) and (ii) opening and maintaining a brokerage account that is permitted for use with respect to awards granted under the Plan, in each case by the deadline established by the Corporation and/or set forth on the website of the Plan recordkeeper. By accepting this grant of RSUs, you will have confirmed your acceptance of all of the terms and conditions of this Agreement. If you do not accept this award of RSUs by the applicable deadline, your grant will be cancelled.

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2.    Vesting of RSUs; Competition with the Corporation Group.
(a)    General. Except as otherwise provided in this Section 2, each RSU granted herein shall become vested on the Vesting Date, provided, that, (i) you are Employed on the Vesting Date and have been Employed at all times since the Grant Date and (ii) you have complied and are in compliance with the terms of this Agreement.
(b)    Termination of Employment - General. If, prior to the Vesting Date, you cease to be Employed for any reason, including, without limitation, due to a termination for Cause, then except as otherwise provided in Section 2(c) hereof, the RSUs shall be forfeited for no consideration on the Date of Termination.
(c)    Certain Terminations.
(i)Termination of Employment due to Death. If, prior to the Vesting Date, you die while Employed, then the RSUs shall immediately become vested as of your date of death, and your estate, beneficiary or any person who acquires the RSUs by inheritance or devise, as applicable, shall receive a number of shares of Common Stock (or cash in lieu thereof), as provided in Section 4 hereof.
(ii)Termination of Employment due to Disability. If, prior to the Vesting Date, your Employment terminates due to Disability, then, subject to the terms and conditions of this Section 2, you shall immediately become vested in the RSUs on the Date of Termination.
(iii)Termination due to Specified Divestiture or Reduction in Force. If, prior to the Vesting Date, (A) your Employment terminates as a result of a Specified Divestiture or a Reduction in Force and (B) at the time of such termination of Employment, you were not eligible for a Qualifying Separation, then, subject to the terms and conditions of this Section 2, you shall become vested in a Pro-Rata Number of RSUs on the Vesting Date. For purposes of this Agreement, a “Pro Rata Number of RSUs” means the number of RSUs equal to the result, rounded to the nearest whole number, of (i) the aggregate number of RSUs granted hereunder, multiplied by (ii) a fraction, the numerator of which is the number of days that elapsed from the Grant Date through and including the Date of Termination and the denominator of which is the total number of days in the Vesting Period.
(iv)Qualifying Separation. If, prior to the Vesting Date, (i) your Employment terminates after the date that is six (6) months following the Grant Date for any reason (including due to a Specified Divestiture or a Reduction in Force) other than due to (A) a termination for Cause or (B) your death or Disability and (ii) either (A) you have attained age fifty-five (55) and have at least ten (10) years of Service with at least five (5) consecutive years of Service immediately before your Date of Termination or (B) you have attained age sixty-two (62) as of your Date of Termination (a “Qualifying Separation”), then you shall become vested in the RSUs on the Vesting Date. Notwithstanding the foregoing, you will be treated as having terminated Employment pursuant to Section 2(b) hereof if, at any time prior to the Vesting Date, the Committee determines that applying this Section 2(c)(iv) to employees based on age at the time of termination of Employment and not to all employees may violate any law or public policy applicable to you and/

or the RSUs (whether as applied to all holders of RSUs or to only holders of RSUs in the jurisdiction where you are employed). For the avoidance of doubt, this Section 2(c)(iv) shall not apply (w) if your Employment terminates within six (6) months following the Grant Date, in which case the RSUs shall be forfeited for no consideration on the Date of Termination (unless clause (y) or (z) below applies), (x) if your Employment is terminated for Cause, in which case the RSUs shall be forfeited for no consideration on the Date of Termination, (y) if your Employment is terminated due to your death or Disability, in which case Section 2(c)(i) or 2(c)(ii), will apply, as applicable, or (z) if your Employment is terminated due to a Specified Divestiture or a Reduction in Force within six (6) months following the Grant Date, in which case Section 2(c)(iii) will apply.
(v)Death Following Certain Terminations. Notwithstanding the foregoing, if you die following (i) a Qualifying Separation or (ii) a termination of Employment due to Specified Divestiture or Reduction in Force, but in any case prior to the Vesting Date, then, subject to Section 2(e), your estate, beneficiary or any person who acquires the RSUs (or a Pro Rata Number of RSUs, in the case of a termination due to Specified Divestiture or Reduction in Force) by inheritance or devise, as applicable, shall become vested in the RSUs (or Pro Rata Number of RSUs, if applicable) on the date of your death.
(d)    Competition With the Corporation Group. In order to protect the Corporation Group’s goodwill and investments in research and development and Customer and business relationships and to prevent the disclosure of the Corporation Group’s confidential and trade secret information, thereby promoting the long-term success of the Corporation Group’s business, you agree to the following:
(i)During your Employment, you will not, without the prior written consent of the Corporation, directly or indirectly engage in Competitive Activities.
(ii)For a period of eighteen (18) months following your Date of Termination, you will not, without the prior written consent of the Corporation, directly or indirectly perform, or assist others to perform, work for a Competitor in a position or in any geographic location in which you could disadvantage the Corporation Group or advantage the Competitor through (a) your disclosure or use of the Corporation Group’s confidential or trade secret information and/or (b) your use of the Corporation Group’s Customer relationships and goodwill.
(iii)Rescission and Forfeiture. You understand and agree that if the Corporation determines you have violated Section 2(d)(i) and/or Section 2(d)(ii) and/or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group, then, in addition to injunctive relief, damages, and all other equitable and legal rights and remedies:
(A)    the RSUs shall be forfeited for no consideration on the earliest date on which you are first in violation of Section 2(d)(i) and/or
Section 2(d)(ii) or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group; and
(B)    upon the Corporation’s demand, you shall immediately deliver to the Corporation (I) a number of shares of Common Stock equal to the number of RSUs that vested and were settled in the form of Common Stock (for the avoidance of doubt, without reduction for any shares of Common Stock that may have been withheld and/or sold to satisfy applicable withholding taxes) and (II) the gross amount of cash paid to you (for the avoidance of doubt, without reduction for amounts withheld to satisfy applicable withholding taxes) for any RSUs that were settled in the form of cash, in each case in respect of any RSUs that vested within the twelve (12) month period of time immediately preceding the earliest date on which you are first in violation of Section 2(d)(i) and/or Section 2(d)(ii) or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group. To the extent that you do not, as of the date of the Corporation’s demand for repayment, hold a number of shares of Common Stock sufficient to satisfy your obligation set forth in clause (I) above, you shall pay the Corporation an amount in cash equal to the result of (x) (i) the number shares required to be delivered by you pursuant to clause (I) above, less (ii) the number of shares actually delivered by you pursuant to clause (I), multiplied by (y) the Fair Market Value per share of Common Stock as of the business day immediately preceding the date of the Corporation’s demand for repayment. You agree to deliver and execute such documents (including, if applicable, share certificates) as the Corporation may deem necessary to effect the repayment obligations referred to in this Section 2(d)(iii)(B).
(iv)You understand and agree that the remedies set forth in Section 2(d)(iii) shall not be the Corporation Group’s exclusive remedies in the event of a breach of the non-competition obligations set forth in Section 2(d)(i) and/or Section 2(d)(ii) or in any other applicable non-competition or non-solicitation agreement that you have with any member of the Corporation Group, and that the Corporation Group reserves all other rights and remedies available to it at law or in equity.
(e)    Conditions on Vesting upon or following Termination of Employment. Your eligibility to vest in any of the RSUs upon or following the date of your termination of Employment shall be subject to (i) your compliance with the non-competition obligations in Section 2(d)(i) and/or Section 2(d)(ii) and/or any other applicable non-competition or non-solicitation agreement with any member of the Corporation Group and (ii) if required by the Corporation at the time of your termination of Employment, your execution of a general release of claims in favor of the Corporation and its subsidiaries and affiliates in the form required by the Corporation that becomes effective prior to the latest date for settlement of the RSUs set forth in Section 4(a) (or such earlier date as the Corporation may require). In the event a release of claims is required by the Corporation and (A) the RSUs vest upon the Date of Termination or (B) the scheduled Vesting Date falls within the period that you have to provide such release of claims, and (C) the period in which the RSUs must be settled pursuant to Section 4(a) spans two calendar years, settlement of the vested RSUs will be made in the second calendar year.
3.    Rights to Common Stock. Prior to delivery of shares of Common Stock to you pursuant to Section 4(a) (if applicable), you shall not have any rights in, or with respect to, any of the shares of Common Stock underlying the RSUs, including, but not limited to, any voting rights and the right to receive any dividends (or dividend equivalents) that may be paid or any distributions that may be made with respect to such Common Stock.

4.    Issuance of Shares; Tax Withholding; Compliance With Securities Laws; Compliance with Compensation Recoupment Policy.
(a)    General. Subject to the provisions in Section 4(a) and Section 9(h), as soon as practicable after the Vesting Date (but in all events by the end of the year in which the Vesting Date occurs), you will receive from the Corporation one share of Common Stock for each RSU that vested on that date, or, at the discretion of the Committee, the cash equivalent of the Fair Market Value on the Vesting Date, reduced by any whole shares of Common Stock that are withheld or sold or any cash withheld to satisfy applicable Federal, state and local income taxes, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items”) in the amount determined by the Corporation. If the proceeds of any such sale of Common Stock exceed the amount necessary to satisfy your tax-withholding obligation, the excess shall be paid to you in cash. In lieu of the foregoing, the Committee may allow you to pay the Tax-Related Items withholding to the Corporation in Common Stock, cash or such other form as approved by the Committee. Notwithstanding the foregoing, if you are a Section 16 officer of the Corporation under the Act, then the Corporation will satisfy any applicable tax withholding obligations by withholding in shares of Common Stock upon the relevant taxable event (with such withholding obligations determined based on the applicable statutory withholding rates and without regard to Section 83(c)(3) of the Internal Revenue Code of 1986, as amended), unless otherwise determined by the Committee. Further, notwithstanding anything to the contrary in this Section 4(a), if any law or regulation requires the Corporation to take any action with respect to such shares before the issuance thereof, the date of delivery of such shares shall be extended for the period necessary to complete such action.
(b)    Registration and Listing. Notwithstanding Section 4(a) hereof, shares of Common Stock shall not be issued pursuant to this Agreement unless, on the Vesting Date, there is in effect a current registration statement or amendment thereto under the Securities Act of 1933, as amended, covering the shares of Common Stock to be issued upon vesting of the RSUs, and such shares are authorized for listing on the New York Stock Exchange or another securities exchange as determined by the Committee. Nothing herein shall be deemed to require the Corporation to apply for, to effect, or to obtain such registration or listing.
(c)    Compensation Recoupment Policy. You hereby acknowledge and agree that you and the RSUs, including any cash and/or shares of Common Stock that may be delivered to you pursuant to the RSUs, are subject to the Corporation’s Compensation Recoupment Policy, as amended from time to time, a current copy of which can be found on the Corporation’s website at http://www.investor.jnj.com/gov/compensation-recoupment-policy.cfm. The terms and conditions of the Compensation Recoupment Policy hereby are incorporated by reference into this Agreement.
5.    Nontransferability of RSUs. The RSUs and any rights granted hereunder may not be sold, transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or in accordance with any beneficiary designation procedures that may be established by the Corporation. Nor shall any such rights be subject to execution, attachment, or similar process, other than in accordance with the terms of the Plan. Upon any attempt to sell, transfer, assign, pledge, hypothecate, or otherwise dispose of the RSUs or of any rights granted herein contrary to the provisions of the Plan or this Agreement, or upon the levy of any attachment or similar process upon the RSUs or such rights, the RSUs and such rights shall, at the election of the Corporation, be forfeited for no consideration.
6.    No Special Employment Rights; No Rights to Awards. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind any member of the Corporation Group to continue your employment for the Vesting Period or for any other period, to create a right to employment with the Corporation, to form or amend an employment or service contract with the Corporation or to interfere in any way with any right of of a member of the Corporation Group to terminate your employment at any time. You hereby acknowledge and agree that (i) the Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, or terminated by the Corporation at any time, as provided in the Plan, (ii) your participation in the Plan is voluntary and you are voluntarily accepting the grant of RSUs, (iii) the RSUs and the shares of Common Stock subject to the RSUs, and the income and value of same, do not constitute part of your normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination indemnities, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services to the Corporation Group, (iv) the RSUs and shares of Common Stock subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation, (v) the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past, (vi) unless otherwise agreed with the Corporation, the RSUs and the shares of Common Stock subject to the RSUs, and the income and value of same, are not granted as consideration, or in connection with, the service you may provide as a director of a subsidiary of the Corporation, (vii) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty, (vii) no claim or entitlement to compensation or damages shall arise from forfeiture or recoupment of the RSU resulting from the termination of your Employment or other service relationship (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), (ix) you shall seek all necessary approvals under, make all required notifications under, and comply with all laws, rules, and regulations applicable to the ownership of the RSUs and, if applicable, shares of Common Stock, including currency and exchange laws, rules, and regulations, (x) neither the Corporation nor any of its subsidiaries or affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the US dollar that may affect the value of the RSUs or of any amounts due to you pursuant to settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement, and (xi) the Corporation is not providing any tax, legal, or financial advice, nor is the Corporation making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock, you should consult your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the RSUs.

7.    Notices. Unless the Corporation notifies you otherwise in writing, all notices, designations, and payments to be submitted to the Corporation in connection with the RSUs shall be addressed to:
Equity Compensation Resources
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
8.    Definitions. The following capitalized terms shall have the definitions set forth below for purposes of this Agreement:
(a)    “Cause” means your termination by the Corporation Group: (i) following your conviction for or a plea of nolo contendere to the commission of a felony under federal or state law, or (ii) for any act that, in the Committee’s opinion, constitutes fraud, embezzlement, dishonesty, disclosure of confidential information, the willful and deliberate failure to perform your employment duties in any material respect, a conflict of interest, a violation of the non-competition obligations set forth in Section 2(d)(i) of this Agreement or any other applicable non-competition, non-solicitation, or confidentiality agreement or obligation that you have with any member of the Corporation Group, or any other event that is inimical or contrary to the best interests of the Corporation Group. Any determination of “Cause” shall be made by the Committee in its sole discretion, and its determination shall be final and binding.
(b)    “Committee” means the Compensation & Benefits Committee of the Board of Directors of the Corporation (or any successor committee).
(c)    “Competitor” means any person or entity including, but not limited to, you or anyone acting on your behalf, that is engaged or preparing to be engaged in research, development, production, manufacturing, marketing or selling of, or consulting on, any product, process, technology, machine, invention or service in existence or under development that resembles, competes with, may now or in the future compete with, can be substituted for or can be marketed as a substitute for any product, process, technology, machine, invention, or service of the Corporation Group that is in existence or that is, was, or is planned to be under development. The Committee shall determine whether any individual or entity is a “Competitor” in its sole discretion, and its determination shall be final.
(d)    “Competitive Activities” means any and all activities (including preparations) which compete with, are intended to compete with, or which otherwise may adversely affect or interfere with the Corporation Group’s business or advantage a Competitor whether immediately or in the future. The Committee shall determine whether any conduct constitutes “Competitive Activities” in its sole discretion, and its determination shall be final.
(e)    “Corporation Group” means the Corporation and its subsidiaries and affiliates, as determined by the Committee.
(f)    “Customer” means any entity, client, account, or person, including the employees, agents, or representatives of the foregoing, or any entity or person who participates,

influences or has any responsibility in making purchasing decisions on behalf of such entities, clients, accounts, or persons, to whom or to which you contacted, solicited any business from, sold to, rendered any service to, were assigned to, had responsibilities for, received commissions or any compensation on, or promoted or marketed any products or services to during the eighteen (18) month period of time preceding your Date of Termination. The Committee shall determine whether any individual or entity is a “Customer” in its sole discretion, and its determination shall be final.
(g)    “Date of Termination” means the date on which your Employment terminates.
(h)    “Disability” means that due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, you are unable to perform the duties of your position of employment or any substantially similar position of employment, as determined by the Corporation.
(i)    “Divestiture” means the disposition of an organizational unit or business unit by the Corporation or one of its subsidiaries, whether pursuant to merger, reorganization, consolidation, spinoff, sale of assets, sale of stock, outsourcing arrangement, or asset transfer, in each case that (i) the Committee determines constitutes a Divestiture and (ii) directly results in (A) the termination of your Employment and the employment of a group of employees of the Corporation Group and (B) you and such other employees becoming employed by an acquiring company or staffing firm.
(j)    “Employed” or “Employment” means any period of time during which you are an employee of the Corporation Group, as determined by the Corporation in accordance with its applicable practices, policies and records; provided, that, during such period you are (i) in active employment status with the Corporation Group, (ii) on a Corporation-approved leave of absence for up to six months (or greater than six months if you have a right to reemployment under a statute or contract), or (iii) on leave due to Disability for up to twenty-nine (29) months. For the avoidance of doubt, you shall not be considered to be Employed (x) for any period during which you are not considered to be an employee pursuant to the Corporation's practices, policies and records, (y) during any notice period or salary continuation period required by local law (such as a "garden leave" or similar period) or any severance period (if you are covered by a severance agreement or arrangement) or (z) for any period of leave in excess of the periods set forth in clauses (ii) and (iii) above, as applicable.
(k)    “Grant Date” means the date on which the RSUs are granted, as set forth above.
(l)    “Reduction in Force” means a termination of Employment (i) due to a position elimination or (ii) in connection with a site closing or plant closing. The determination of whether a termination of Employment is in connection with a Reduction in Force shall be made by the Committee in its sole discretion.

(m)    “Service” means Employment with the Corporation or one of its subsidiaries or affiliates, while that corporation or other legal entity was a subsidiary or affiliate of the Corporation, unless the Committee has otherwise provided on or before the Grant Date.
(n)    “Specified Divestiture” means a Divestiture in which any RSUs forfeited hereunder as a result of a Termination of Employment due to such Divestiture are not replaced (with cash-based compensation, equity-based compensation, or any other compensation or benefit) in whole or in part by the acquiring company, staffing firm, or other entity involved in such Divestiture, or any affiliate of the foregoing. The determination of whether any compensation or benefit is provided in replacement of forfeited RSUs shall be made by the Committee in its sole discretion.
(o)    “Vesting Date” means the date on which the RSUs vest, as set forth above, provided that if the RSUs vest pursuant to Sections 2(c)(i), 2(c)(ii) or 2(c)(v), then “Vesting Date” shall mean the Date of Termination (in the case of Section 2(c)(ii)) or the date of death (in the case of Sections 2(c)(i) or 2(c)(v)).
(p)    “Vesting Period” means the period between the Grant Date and the Vesting Date.
9.    Miscellaneous.
(a)    Amendments. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by an authorized representative of the Corporation.
(b)    Third-Party Beneficiaries. You acknowledge and agree that all affiliates and subsidiaries of the Corporation have, or will as the result of a future acquisition, merger, assignment, or otherwise have, an interest in your employment and your compliance with the obligations in Section 2(d), and that those entities are each express, third-party beneficiaries of this Agreement.
(c)    Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
(d)    Severability. In the event that Section 2(d) of this Agreement is invalidated or not enforced under applicable law, this shall not affect the validity or enforceability of the remaining provisions of this Agreement or the Plan. To the extent that Section 2(d) of this Agreement is unenforceable because it is deemed overbroad, the provision shall be applied and enforced in a more limited manner to the fullest extent permissible under the applicable law. You further understand and agree that, in the event Section 2(d) of this Agreement is declared invalid, void, overbroad, or unenforceable, in whole or in part, for any reason, you shall remain bound by any non-competition, confidentiality, non-solicitation, and/or non-disclosure agreement previously entered between you and any member of the Corporation Group.
(e)    Appendix A. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in Appendix A for your country. Moreover, if you relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to you, to the extent the Corporation determines that the application of such terms and conditions is necessary and advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement.
(f)    Data Privacy Consent. By accepting this grant, you hereby consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employing entity (the “Employer”) and the Corporation and the Corporation Group for the exclusive purpose of implementing, administering and managing any awards issued to you under the Plan. You understand that the Corporation and your Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of all RSUs or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in your favor ("Data"), for the purpose of implementing, administering and managing any grants issued to you under the Plan. The Controller of personal data processing is Johnson & Johnson Services, Inc., with its registered address at One Johnson & Johnson Plaza, New Brunswick, NJ 08933, USA, and the Corporation and its subsidiaries and affiliates. You understand that Data may be transferred to any third parties, as may be selected by the Corporation, which are assisting in the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections from your country. You understand that if you reside outside of the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients, which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing grants under the Plan. You understand the Data will be held only as long as is necessary to implement, administer and manage grants under the Plan. You understand that if you reside outside of the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your human resources representative. Further, you understand that your consent herein is being provided on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Employment status or Service will not be affected; the only consequence of refusing or withdrawing your consent is that the Corporation would not be able to grant RSUs or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative. Finally, upon request of the Corporation or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Corporation and/or the Employer) that the Corporation and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future.  You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Corporation and/or the Employer.
(g)    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties relating to the subject matter hereof, and any previous agreement or understanding between the parties with respect thereto is superseded by this Agreement and the Plan.
(h)    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything to the contrary in the Plan or this Agreement, the Corporation reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of cash or shares of Common Stock pursuant to the RSUs. However, the Corporation makes no representation that the RSUs are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to the RSUs. The Corporation shall not have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or this Agreement, including any taxes, penalties or interest imposed under Section 409A. For purposes of the Plan and this Agreement, to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A, a termination of Employment shall not be deemed to have occurred for purposes of settlement of any portion of the RSUs unless such termination constitutes a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of Employment” or similar terms shall mean “separation from service.” Each amount to be paid under this Agreement shall be construed as a separately identified payment for purposes of Section 409A. In addition, notwithstanding anything herein to the contrary, if you are deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A and you are subject to U.S. federal taxation, then, to the extent the settlement of the RSUs following such termination of Employment is considered the payment of “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service” that is not exempt from Section 409A, such settlement shall be delayed until the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” or (ii) the date of your death.
(i)    Acknowledgement. By electing to accept this Agreement, you acknowledge receipt of this Agreement and hereby confirm your understanding that the terms set forth in this Agreement constitute, subject to the terms of the Plan, which terms shall control in the event of any conflict between the Plan and this Agreement. The Corporation may, in its sole discretion, decide to deliver any documents (including, without limitation, information required to be delivered to you pursuant to applicable securities laws) related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Corporation or a third party designated by the Corporation.
(j)    Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.
(k)    Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(l)    Waiver. You acknowledge that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other grantee.
(m)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to conflict of laws principles, except to the extent superseded by federal law and as set forth in this Section 9(m). Provided that you primarily resided and worked in California during and in connection with your employment with the Corporation Group and at the time that you accepted this Agreement and participation in the Plan, (i) this Agreement shall be governed by and construed in accordance with the laws of the State of California; and (ii) Section 2(d)(ii) shall not apply with respect to services you render in California that do not involve your use or disclosure of the Corporation Group’s confidential or trade secret information.

JOHNSON & JOHNSON
By: ______________________________
Carolyn Hoenisch
Senior Finance Director
Savings Plan & Equity Compensation
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933